Exhibit 10(b)
FIRST AMENDMENT TO REVOLVING CREDIT AND SECURITY AGREEMENT
     This First Amendment to Revolving Credit and Security Agreement (this “Amendment”) is made and entered into as of December 28, 2006 by and among LESCO, INC., an Ohio corporation, LESCO SERVICES, INC., an Ohio corporation, AIM LAWN & GARDEN PRODUCTS, INC., an Ohio corporation, and LESCO TECHNOLOGIES, LLC, a Nevada limited liability company (collectively, the “Borrowers”), the Lenders party to the Agreement (as defined below), NATIONAL CITY BUSINESS CREDIT, INC., an Ohio corporation, as agent for the Lenders (the “Agent”), and NATIONAL CITY BANK, a national banking association, as the Issuer.
PRELIMINARY STATEMENTS
     A.       The Borrowers, the Agent, the Lenders and the Issuer have entered into that certain Revolving Credit and Security Agreement dated as of September 27, 2006 (the “Agreement”).
     B.       The Borrowers, the Agent, the Lenders and the Issuer desire to amend the Agreement pursuant to the terms and conditions of this Amendment.
     C.       Capitalized terms not otherwise defined herein shall have the meanings given to such terms in the Agreement.
     NOW, THEREFORE, for valuable consideration received to their mutual satisfaction, the Borrowers, the Agent, the Lenders and the Issuer hereby agree as follows:
     1.       Amendment to Section 1-2 — Definitions. The definition of “Availability Block,” contained in Section 1.2 of the Agreement is hereby deleted in its entirety and replaced with the following:
     “Availability Block” shall mean (a) Two Million Five Hundred Thousand Dollars ($2,500,000) from December 28, 2006 through January 30, 2007, (b) Five Million Dollars ($5,000,000) from January 31, 2007 through February 27, 2007, and (c) Ten Million Dollars ($10,000,000) at all times thereafter; provided that the Availability Block shall be reduced to $0 at such time as the Loan Parties are in compliance with the financial standards contained in Section 6(d) of the TCS Supply Agreement for at least one fiscal quarter; and, provided further that, the Availability Block shall immediately be Ten Million Dollars ($10,000,000) at such time as the Loan Parties are not in compliance with the financial standards contained in Section 6(d) of the TCS Supply Agreement.
     2.       Amendment to Section 3.1 — Interest Rates. Notwithstanding the provisions of Section 3.1 or any other provision contained in the Agreement to the contrary, from December 28, 2006 through the later of (a) April 30, 2007 or (b) the last day of the calendar month in which the Agent receives the March 31, 2007 Borrowing Base Certificate, the Applicable Libor Rate Margin and the Applicable Letter of Credit Fee Percentage shall equal 2.25%. On the later of May 1, 2007 or the first day of the first calendar month after the calendar month in which the Agent receives the March 31, 2007 Borrowing Base Certificate, the Applicable Libor Rate Margin and the Applicable Letter of Credit Fee Percentage shall revert to the rates set forth in the pricing grid contained in Section 3.l(b) of the Agreement.
     3.       Amendment to Section 9.11 — Delivery of Projections. Notwithstanding the provisions of Section 9.11 to the contrary, the Borrowers shall have until January 31, 2007 to provide to the Agent their fiscal year 2007 preliminary operating projections. All future preliminary operating projections required to be delivered to the Agent pursuant to Section 9.11 shall be delivered in accordance with the time periods set forth in such Section.
     4.       Amendment to Article X — Events of Defaults. Article X of the Agreement is hereby amended by inserting new Section 10.21 to the end of such Article.
     10.21 Revolving Advance Paydown. Failure of the Borrowers to pay in full all outstanding Revolving Advances on or before April 30, 2007 and to maintain a $0 Revolving Advance balance for at least 15 consecutive days thereafter.
     5.       Notice of Cash Dominion. The Borrowers hereby agree that, pursuant to the cash dominion terms contained in Section 4.15(g) of the Agreement, upon the execution of this Amendment, they will immediately notify each of their Customers, and use their best efforts to cause each of their Customers, to forward all collections of every kind due to the Borrowers to a Lockbox subject to a Blocked Account Agreement. The Borrowers shall continue to use commercially reasonable efforts to request that their Customers send such collections to such Lockboxes until the later of (a) the date on which the Threshold Availability (after adding back the Availability Block) equals or exceeds $12,500,000 for a. minimum of 30 consecutive calendar days or (b) April 1, 2007 (the “Reversion Date”). After the Reversion Date, the terms of
Section 4.15(g) of the Agreement shall once again apply to the Borrowers.
     6.       Trade Name Appraisal. The Borrowers hereby agree to conduct an appraisal of the trade name “LESCO”, to be completed as soon as is reasonably practical following the date hereof, but in no event later that February 15, 2007. The appraiser and the form and substance of the appraisal shall be acceptable to the Agent in its reasonable discretion. All costs of such appraisal shall be for the account of the Borrowers.
     7.       Consultant. The Borrowers hereby agree that, from the date hereof until the Facility Termination Date, at the request of the Agent, which request shall be in the Agent’s sole and absolute discretion, the Borrowers shall hire any consultant that the Agent requests the Borrowers to hire, which hiring shall be on such terms as the Agent so requests. All fees and costs of any such consultant shall be for the account of the Borrowers.
     8.       Fees and Expenses. The Borrowers hereby agree to (a) pay to the Agent, for the benefit of the Agent and the Lenders, an amendment fee in the amount of $150,000 due and payable on the date hereof and (b) reimburse the Agent and the Lenders for all reasonable out-of-pocket costs, fees and expenses incurred in connection with this Amendment, including, without limitation, reasonable attorneys’ fees.

     9.       Release of Claims. In consideration of this Amendment, the Borrowers hereby release and discharge the Agent, the Lenders and their respective shareholders, directors, officers, employees, attorneys, affiliates and subsidiaries from any and all claims, demands, liability and causes of action whatsoever, now known or unknown, arising prior to the date hereof out of or in any way related to the extension or administration of the Obligations of the Borrowers, the Agreement or any mortgage or security interest related thereto.
     10.       No Change or Effect. The Borrowers, the Agent and the Lenders hereby agree to continue all liens and security interests securing the Obligations until said Obligations, as modified herein, and any and all related promissory notes have been fully paid. The parties hereto further agree that this Amendment shall in no manner affect or impair the liens and security interests evidenced by the Agreement, the Other Documents, and/or any other instruments evidencing, securing or related to the Obligations. The Borrowers hereby acknowledge that all liens and security interests securing the Obligations are valid and subsisting.
     11.       Obligations Absolute. The Borrowers covenant and agree (a) to pay the balance of any principal, together with all accrued interest, as specified above in connection with any promissory note executed and evidencing any indebtedness incurred in connection with the Agreement, as modified by this Amendment pursuant to the terms set forth therein, and (b) to perform and observe covenants, agreements, stipulations and conditions on its part to be performed hereunder or under the Agreement and all Other Documents executed in connection herewith or thereof.
     12.       No Set Offs, Etc. The Borrowers hereby declare that the Borrowers have no set offs, counterclaims, defenses or other causes of action against the Agent or the Lenders arising out of the Agreement or any Other Documents, and to the extent any such set offs, counterclaims, defenses or other causes of action may exist, whether known or unknown, such items are hereby waived by the Borrowers.
     13.       Counterparts; Facsimile. This Amendment may be executed in counterparts and all such counterparts shall constitute one agreement binding on all the parties, notwithstanding that the parties are not signatories to the same counterpart. The parties may execute this Amendment by facsimile, and all such facsimile signatures shall have the same force and effect as manual signatures delivered in person.
     14.       Representations and Warranties. The Borrowers hereby represent and warrant to the Agent and the Lenders that (a) the Borrowers have the legal power and authority to execute and deliver this Amendment, (b) the officials executing this Amendment have been duly authorized to execute and deliver the same and bind the Borrowers with respect to the provisions hereof, (c) the execution and delivery hereof by the Borrowers and the performance and observance by the Borrowers of the provisions hereof do not violate or conflict with the organizational agreements of the Borrowers or any law applicable to the Borrowers or result in a breach of any provisions of or constitute a default under any other material agreement, instrument or document binding upon or enforceable against the Borrowers, and (d) this Amendment constitutes a valid and binding obligation upon the Borrowers in every respect.

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

LESCO, INC., an Ohio corporation
By:	/s/ Michael A. Weisbarth
	Name:	Michael A. Weisbarth
	Title:	V.P., CFO and Treasurer

LESCO SERVICES, INC., an Ohio corporation
By:	/s/ Michael A. Weisbarth
	Name:	Michael A. Weisbarth
	Title:	V.P., CFO and Treasurer

AIM LAWN & GARDEN PRODUCTS, INC., an Ohio corporation
By:	/s/ Michael A. Weisbarth
	Name:	Michael A. Weisbarth
	Title:	V.P., CFO and Treasurer

LESCO TECHNOLOGIES, LLC, a Nevada Limited liability company
By:	/s/ Michael A. Weisbarth
	Name:	Michael A. Weisbarth
	Title:	V.P., CFO and Treasurer

NATIONAL CITY BUSINESS CREDIT, INC., an Ohio corporation
By:	/s/ Anthony Alexander
	Name:	Anthony Alexander
	Title:	Vice President

NORTH FORK BUSINESS CAPITAL CORPORATION
By:	/s/ Doug Sherlag
	Name:	Doug Sherlag
	Title:	Vice President

NATIONAL CITY BANK, a national banking association
By:	/s/ Joseph Kwasny
	Name:	Joseph Kwasny
	Title:	Senior Vice President

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